EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2012, relating to the financial statements and financial highlights which appear in the December 31, 2011 Annual Report to Shareholders of Delaware Limited-Term Diversified Income Fund (constituting Delaware Group Limited-Term Government Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
April 27, 2012